UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2010

TERRA NITROGEN COMPANY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	033-43007	73-1389684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa	51102-6000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (712) 277-1340

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 2, 2010, Terra Nitrogen Company, L.P., a Delaware limited partnership (“TNCLP”), entered into a waiver (the “Waiver”), among Terra Nitrogen, Limited Partnership, a Delaware limited partnership (the “Borrower”), TNCLP, Terra Nitrogen GP, Inc. (“TNGP”), the Lenders (as defined below), the Issuers (as defined below) and Citicorp USA, Inc., as administrative agent and collateral agent for the Lenders and the Issuers (in such capacities, the “Administrative Agent”) to the Credit Agreement, dated as of December 21, 2004 (as amended, supplemented or otherwise modified from time to time, including previous amendments thereto, the “Credit Agreement”), among the Borrower, TNCLP, the financial institutions from time to time party thereto as lenders (the “Lenders”), the financial institutions from time to time party thereto as issuing banks (the “Issuers”) and the Administrative Agent. The Waiver provides that the Lenders and the Administrative Agent waive the Change of Control (as defined in the Credit Agreement) event of default under the Credit Agreement (the “Specified Default”) arising as a result of the consummation of the Offer (as defined below) until July 1, 2010. The Waiver further provides that immediately following July 1, 2010, the Specified Default shall become an Event of Default under the Credit Agreement thereby permitting the Lenders to terminate all commitments thereunder. The Credit Agreement provides the Borrower with a revolving credit facility in the aggregate principal amount of $50.0 million. The Borrower may borrow an amount generally based on eligible cash balances, 85 percent of eligible accounts receivable and 60 percent of eligible finished goods inventory, less outstanding letters of credit. The description of the Waiver contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Waiver, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

ITEM 5.01          CHANGES IN CONTROL OF REGISTRANT

On March 12, 2010, Terra Industries Inc. (“Terra”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among CF Industries Holdings, Inc. (“CF”), Composite Merger Corporation, an indirect, wholly owned subsidiary of CF (“CF Sub”), and Terra, pursuant to which CF Sub offered to exchange each outstanding common share of Terra, without par value (the “Terra Common Shares”), for the “Per Share Consideration”, which is equal to (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 of a share of common stock, par value $0.01 per share, of CF (together with the associated preferred stock purchase rights) (the “CF Common Stock”), upon the terms and subject to the conditions set forth in (a) the Prospectus/Offer to Exchange, dated April 2, 2010 (the “Exchange Offer”), and (b) the related Letter of Transmittal (which, together with the Exchange Offer and any amendments or supplements thereto from time to time, constitute the “Offer”).

On April 5, 2010, CF announced that the Offer expired at 12:00 midnight, New York City time, on April 2, 2010, as scheduled.  The depositary for the Offer has advised that, as of the expiration time, 85,757,343 Terra Common Shares (including shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 85.6% of the outstanding Terra Common Shares.  All such Terra Common Shares were accepted for payment (the “Accepted Shares”) by CF Sub on April 5, 2010.

CF paid an aggregate amount of approximately $3.2 billion in cash and issued an aggregate of 8,172,674 shares of CF Common Stock in exchange for the Accepted Shares. To finance the cash portion of the consideration paid for the Accepted Shares, CF entered into: (1) a $2.3 billion senior Credit Agreement, dated as of April 5, 2010, with the lenders party thereto, Morgan Stanley Senior Funding, Inc. (“MSSF”), as agent for such lenders and as collateral agent, MSSF and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Joint Lead Arrangers and Book Runners, and Morgan Stanley MUFG Loan Partners, LLC, as Global Coordinator, which provides for multiple-draw term loans of up to $2.0 billion and for a revolving credit facility of up to $300.0 million on the April 5, 2010; and (2) a $1.75 billion senior Bridge Loan Agreement, dated as of April 5, 2010, with the lenders party thereto, MSSF, as agent for such lenders and as collateral agent, and MSSF as Lead Arranger and Book Runner, which provides for multiple-draw bridge loans of up to $1.75 billion.

For information regarding changes with respect to the directors and officers of TNGP, an indirect, wholly owned subsidiary of Terra and the general partner of TNCLP, please see Item 5.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

As of December 31, 2009, TNCLP had outstanding 18,501,576 common units and 184,072 Class B common units, at which time Terra and its subsidiaries owned 13,889,014, or approximately 75.1%, of the common units and all of the outstanding Class B common units. In connection with the consummation of the Offer, CF now owns an 85.6% controlling interest in Terra and its subsidiaries, including the common units and Class B common units of TNCLP held by Terra and its subsidiaries.

ITEM 5.02          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 5, 2010, in connection with the payment by CF Sub for Terra Common Shares pursuant to and subject to the conditions of the Offer and pursuant to the terms of the Merger Agreement, Michael L. Bennett and Daniel D. Greenwell resigned as members of the Board of TNGP, an indirect, wholly owned subsidiary of Terra and the general partner of TNCLP. On the same date, pursuant to the Merger Agreement, the vacancies created by such resignations were filled through the appointments of Stephen R. Wilson and Anthony J. Nocchiero to serve as directors of the Board.

On April 5, 2010, Michael L. Bennett resigned as President of TNGP; Daniel D. Greenwell resigned as Vice President and Chief Financial Officer of TNGP; Joseph D. Giesler resigned as Vice President of TNGP; John W. Huey resigned as Vice President, General Counsel and Corporate Secretary of TNGP; and Douglas M. Stone resigned as Vice President, Sales and Marketing of TNGP. Also, on April 5, 2010, each of the following individuals was elected as an officer of TNGP as set forth across from their names below:

Stephen R. Wilson	President and Chairman of the Board
Anthony J. Nocchiero	Vice President and Chief Financial Officer
Richard A. Hoker	Vice President

Mr. Wilson, 61, has been a member of CF’s board since April 2005 and chairman of the board of CF since July 2005. Mr. Wilson has served as CF’s president and chief executive officer since October 2003. Mr. Wilson joined CF in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation.

Mr. Nocchiero, 59, joined CF in April 2007 as senior vice president and chief financial officer. Before joining CF, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco’s vice president and controller from April 1998 to January 1999.

Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.

Mr. Hoker, 45, has served as CF’s vice president and corporate controller since November 2007. Before joining CF, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm’s audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is also a certified public accountant.

None of CF’s designated officers described above has entered into any new employment agreement or arrangement with TNGP.

Prior to the actions taken on April 5, 2010, none of CF’s designated officers was a director of, or held any position with, TNGP.  CF and CF Sub have advised TNGP that none of CF’s designated officers or any of his or her affiliates (i) has a familial relationship with any directors or executive officers of TNGP, or (ii) has been in any transactions with TNGP or any of its directors, officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

10.1                        Waiver, dated as of April 2, 2010, among Terra Nitrogen, Limited Partnership, a Delaware limited partnership, Terra Nitrogen Company, L.P., a Delaware limited partnership, Terra Nitrogen GP, Inc., a Delaware corporation, the Lenders party thereto, and Citicorp USA, Inc., as Administrative Agent thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA NITROGEN COMPANY, L.P.
By: Terra Nitrogen GP Inc.
Its: General Partner

/s/ Douglas C. Barnard
	Name:	Douglas C. Barnard
	Title:	Vice President, General Counsel and Corporate Secretary

Date: April 7, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1

Waiver, dated as of April 2, 2010, among Terra Nitrogen, Limited Partnership, a Delaware limited partnership, Terra Nitrogen Company, L.P., a Delaware limited partnership, Terra Nitrogen GP, Inc., a Delaware corporation, the Lenders party thereto, and Citicorp USA, Inc., as Administrative Agent thereunder.